Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Tom Ryan/Don Duffy Investor Relations Advisors ph: 203.222.9013 fax: 203.222.9372	Mark L. Yoseloff, Chairman and CEO Paul C. Meyer, President Gerald W. Koslow, Sr. V.P. and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS RECORD RESULTS FOR FOURTH QUARTER AND
FISCAL YEAR ENDED OCTOBER 31, 2003

Earnings per diluted share $0.29 for quarter and $0.99 for year are all-time records

Company announces slot segment divestiture

LAS VEGAS . . ..Thursday, December 11, 2003 . . . Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced results for the Company’s fiscal 2003 fourth quarter and full year.

Fiscal 2003 Fourth Quarter and Full Year Results

For the fourth quarter ended October 31, 2003, the Company reported record revenue of $19.6 million, compared to $15.6 million for the same quarter one year ago, an increase of 25%.  Net income for the quarter was $5.0 million, or $0.29 per diluted share, compared to $4.4 million, or $0.25 per diluted share, for the fourth quarter of fiscal 2002.

For the fiscal year ended October 31, 2003, the Company reported record revenue of $67.4 million compared to $56.1 million for fiscal 2002, an increase of 20%.  Net income for fiscal 2003 was a record $16.9 million, increasing 21% over the $14.0 million generated in fiscal 2002.  Earnings per diluted share was $0.99 for fiscal 2003, compared to $0.77 for fiscal 2002, representing a 29% increase.

Mark L. Yoseloff, Chairman and Chief Executive Officer of the Company, commented, “Our results for the fiscal fourth quarter and the full year reflect solid growth in shuffler and table game leases and sales, combined with high margins at the operating and net income levels.  We credit Shuffle Master’s business model, its strong balance sheet, and an ongoing commitment to R&D which consistently generates value-added products for our global client base.”

Strategic Outlook

Shuffle Master also announced today that it will now focus exclusively on its core businesses.   As part of that effort, the Company plans to divest its non-core slot assets and market only those table game-related products that either 1) create higher utility levels for casino clients or 2) offer proprietary entertainment value to casino game portfolios.   In terms of the Company’s utility category, all products will focus on casino table game productivity, security and operating cost savings.  The entertainment-based category will focus on proprietary table games, as well as electronic versions of those table games appropriate for a variety of jurisdictions.

Yoseloff continued, “After careful consideration, we have made the decision to exit our slot operations and focus on Shuffle Master’s core competency: table game products.  We expect this divestiture to be done at a profit.  We have already executed several letters of intent related to the divestiture and expect to consummate these transactions within the next few months.  Once the divestiture is complete, we will have considerable human and capital resources available to pursue a more aggressive product development and acquisition strategy as it relates to the table game utility and entertainment products areas.  We are already looking at several opportunities to expand these businesses and have, in fact, entered into a letter of intent related to an acquisition.  Based on management’s current outlook, we expect to generate year-over-year earnings growth in excess of 20% in fiscal 2004.”

Yoseloff noted a number of accomplishments in fiscal 2003:

•                  Delivered gross margin of 77%, operating margin of 38%, net income margin of 25% and return on average equity of 35%.

•                  Produced recurring revenue of $47.4 million, or 70% of total revenue for the year, with the fourth quarter representing the 24th consecutive quarter of increasing recurring revenue (monthly lease, royalty, and service contract revenue).

•                  Generated EBITDA of $33.5 million, or 50% of total revenue, and free cash flow of $16.9 million (See supplemental information table for reconciliation of these non-GAAP financial measures).

•                  Installed 363 Deck Mates®, the Company’s single deck and double deck card shuffler used in poker rooms and on blackjack tables.

•                  Obtained approval for and rolled out its Four Card Poker™ and Dragon Bonus™ table games.

•                  Purchased the assets and product intellectual property rights of Sega Gaming Technology, Inc.

•                  Debuted important new products, including the MD-2™ shuffler, the Company’s next generation multi-deck shuffler, and the Table Master™ product, a multi-player video platform for blackjack and the Company’s proprietary table games.

•                  Repurchased 1,214,000 shares of the Company’s common stock in fiscal 2003 at a cost of $25.8 million, an average of over $21 per share.

•                  Authorized the repurchase of up to an additional $30 million worth of outstanding common shares.

Shuffle Master, Inc. is a gaming supply company specializing in providing innovative, high quality products and services to the casino industry, including card shufflers, table games, and other game products.  The Company was ranked: the 5th best small company in America by Forbes magazine in its October 2003 survey; the 17th fastest growing small company by Fortune Small Business© magazine in July 2003; the 5th best small company in America by Business Week magazine in June 2003; and is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s beliefs as well as on assumptions made by and information available to management.  The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements.  Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations.  Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:  changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology vendors; acquisitions or divestitures by the Company or its competitors of various product lines or businesses; current and/or future litigation or claims; changes to the Company’s intellectual property portfolio, such as loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; and the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally.  Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.

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Shuffle Master, Inc. will hold a conference call on December 11, 2003 at 2:00 PM Pacific time to discuss the results of operations for the fourth quarter and fiscal year ended October 31, 2003.  The dial-in number for the call is (888) 889-2497; request the “Shuffle Master’s Fourth Quarter Fiscal 2003 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Beginning approximately two hours after the call and through December 18, 2003, a playback can be heard 24-hours a day by dialing (877) 519-4471; pin number is 4339515.

- financial highlights follow -

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2003	2002	2003	2002
Revenue:
Shuffler lease	$4,596	$4,194	$17,591	$16,258
Shuffler sales and service	5,293	3,354	15,348	12,435
Table royalties	5,245	5,102	21,007	18,437
Table sales	1,997	897	3,788	1,479
Slot lease	1,813	1,656	7,334	6,626
Slot sales	589	417	2,236	789
Other	37	27	123	104
Total revenue	19,570	15,647	67,427	56,128

Costs and expenses:
Cost of leases and royalties	2,283	2,153	9,072	8,900
Cost of sales and service	2,305	1,331	6,638	4,894
Selling, general and administrative	4,868	3,882	17,653	14,748
Research and development	2,692	1,726	8,658	6,845
Total costs and expenses	12,148	9,092	42,021	35,387

Income from operations	7,422	6,555	25,406	20,741
Interest income, net	88	190	251	663
Income before income taxes	7,510	6,745	25,657	21,404
Provision for income taxes	2,553	2,327	8,723	7,384
Net income	$4,957	$4,418	$16,934	$14,020

Earnings per common share, basic	$0.30	$0.25	$1.01	$0.79
Earnings per common share, diluted	$0.29	$0.25	$0.99	$0.77
Weighted average common shares, basic	16,544	17,433	16,723	17,698
Weighted average common shares, diluted	17,056	17,858	17,183	18,316

SHUFFLE MASTER, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31,
	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$2,674	$3,604
Investments	7,751	15,818
Accounts receivable, net	10,007	6,766
Note receivable	648	1,737
Investment in sales-type leases	2,075	525
Inventories	7,365	5,615
Prepaid income taxes	5,659	5,685
Deferred income taxes	833	459
Other current assets	242	384
Total current assets	37,254	40,593
Investment in sales-type leases	3,314	—
Products leased and held for lease, net	5,777	7,037
Property and equipment, net	2,047	2,119
Intangible assets, net	5,482	5,539
Goodwill	3,664	3,664
Non-current deferred income taxes	1,551	1,298
Other assets	329	353
Total assets	$59,418	$60,603

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,477	$4,209
Accrued liabilities	3,368	2,481
Customer deposits and unearned revenue	2,425	1,953
Current portion of long-term obligations	175	175
Total current liabilities	11,445	8,818

Long-term obligations	250	1,518

Contingencies

Shareholders' equity:
Common stock, $0.01 par value; 67,500 shares authorized; 16,477 and 17,276 shares issued and outstanding	165	173
Additional paid-in capital	—	1,895
Retained earnings	47,558	48,199
Total shareholders' equity	47,723	50,267
Total liabilities and shareholders' equity	$59,418	$60,603

SHUFFLE MASTER, INC.
SUPPLEMENTAL INFORMATION
(Unaudited, Dollars in Thousands)

	Three Months Ended October 31,		Year Ended October 31,
	2003	2002	2003	2002

UNIT DATA
Shuffler Units:
Leased (end of period)			3,584	3,237
Sold (during period)			1,369	1,205
Installed Base (a)			11,090	9,475

Table Games Installed Base (a) (end of period):
Three Card Poker ®			988	829
Let It Ride®			635	664
Other			109	34
			1,732	1,527
Slot Product Installed Base (a) (end of period):
Cooperative slot games			557	561
Company slot products			1,328	363
			1,885	924
FINANCIAL DATA

Cash flows from operating activities	$4,509	$5,922	$20,630	$18,957
Depreciation and amortization	2,042	1,838	8,126	7,406
Payments for products leased and held for lease	792	1,089	3,737	3,420
Purchases of property and equipment	328	11	829	600
Purchases of intangible assets	87	1,058	1,018	1,956

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:
Cash flows from operating activities	$4,509	$5,922	$20,630	$18,957
Payments for products leased and held for lease	(792)	(1,089)	(3,737)	(3,420)
Free cash flow (b)	$3,717	$4,833	$16,893	$15,537

Reconciliation of Net Income to EBITDA:
Net income	$4,957	$4,418	$16,934	$14,020
Interest income, net	(88)	(190)	(251)	(663)
Provision for income taxes	2,553	2,327	8,723	7,384
Depreciation and amortization	2,042	1,838	8,126	7,406
EBITDA (c)	$9,464	$8,393	$33,532	$28,147

(a)          Installed based includes units under lease or license agreements and inception-to-date units sold.

(b)         Free Cash Flow (defined as cash flow provided by operating activities less payments for products leased and held for lease) is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flows from operating activities as a liquidity measure.  Free Cash Flow is presented solely as a supplemental disclosure because management believes it is a useful liquidity measure and widely used within its industry.  Free Cash Flow is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

(c)          EBITDA (defined as net income before net interest income, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure.  EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry.  EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.